EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption “Experts” in the Registration Statement Form S-4 No. 333-             of ON Minerals Company, Inc. and the related Proxy Statement/Prospectus of Oglebay Norton Company for the registration of 7,249,298 ON Minerals Company, Inc. common shares and to the incorporation by reference therein of our report dated February 16, 2000, with respect to the consolidated financial statements of Oglebay Norton Company included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cleveland, Ohio
January 5, 2001